UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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INTERNATIONAL FIGHT LEAGUE, INC.
(Name of Registrant as Specified In Its Charter)

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INTERNATIONAL FIGHT LEAGUE, INC.
980 N. Federal Highway, Suite 314
Boca Raton, FL 33432
(561) 367-1055

INFORMATION STATEMENT
PURSUANT TO SECTION 14 (C) OF THE SECURITIES EXCHANGE ACT OF 1934

APPROXIMATE DATE OF MAILING: June __, 2010

Dear Shareholders:

This Information Statement is furnished by the board of directors (the “Board”) of International Fight League, Inc., a Delaware corporation (the “Company”), to inform the shareholders of the Company of the approval of certain shareholders’ actions. This Information Statement will be mailed to holders of record of the Company’s common stock, par value $.01 (the “Common Stock”), and to the holders of record of the Company’s preferred stock, par value $ .01 (the “Preferred Stock”), as of the record date. The record date for determining shareholders entitled to receive this Information Statement has been established as of the close of business on June 30, 2010. On that date, the Company will have outstanding and entitled to vote 79,058,509 shares of Common Stock and 730,941 shares of Preferred Stock. Specifically, this Information Statement relates to the following corporate actions:

Shareholders’ approval of an amendment to the Company’s Certificate of Incorporation (a) effectuating a reverse stock split of our outstanding shares of Common Stock on the basis of one (1) post-split share for four hundred (400) pre-split shares (the “Reverse Split”), (b) decreasing the number of shares of capital stock the Company is authorized to issue post the Reverse Split from 151,000,000 shares to 80,000,000 shares as provided for herein (the “Decrease in Authorized Shares”), and (c) changing the name of the Company to “IFLI Acquisition Corp.” (the “Name Change”).

On May 29, 2010, one (1) shareholder owning 624,941 shares of Preferred Stock, or approximately 86% of the issued and outstanding shares of Preferred Stock, consented in writing to the corporate actions described herein. The holder of each share of Preferred Stock is entitled to a vote equivalent to 1,000 shares of Common Stock. As a result, these matters were approved by the majority required by law, and no further votes will be needed.

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY, AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

INTERESTS OF CERTAIN PERSONS IN MATTERS ACTED UPON

The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share rounded and adjusted upward to the nearest whole share.

The Company’s sole officer and director, C. Leo Smith, is also the sole and managing member of Insurance Marketing Solutions, LLC (“IMS”), the controlling shareholder of the Company. IMS is the record holder of 624,941shares of Preferred Stock, which shares may be converted at any time at the option of IMS into shares of the Company’s Common Stock at the rate of one thousand (1,000) shares of Common Stock for each share of Preferred Stock The Company currently has insufficient authorized but unissued shares of Common Stock to permit the conversion of all of the shares of Preferred Stock currently issued and outstanding. Upon the effectiveness of the Reverse Split and the Decrease in Authorized Shares, holders of the Preferred Stock will be able to convert all of the shares of Preferred Stock into shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock and Preferred Stock as of May 26, 2010 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock and/or Preferred Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Stockholders
Insurance Marketing Solutions LLC (1)(7)	624,941,000	(1)	77.15	% (1)
Kurt Otto(6)	9,291,361		11.7%
Nadir Tavakoli and related entities(2)	8,400,000		10.5%
Atlas Master Fund, Ltd.(3)	6,998,315		8.7%
SOF Investments, L.P.(4)	5,850,000		7.2%
Knight Equity Markets, L.P. (5)	3,993,649		5.05%
Frost Corporate Services Inc. (8)	40,000,000	(8)	(8)

Named Executive Officers and Directors
C. Leo Smith (1)	624,941,000	(1)	77.15	%(1)
All named executive officers and directors as a group (1 person)	624,941,000		77.15	%(1)

 Notes:

(1)
Consists entirely of shares of the Company’s common stock issuable upon conversion of 624,941 Series A Preferred Stock. The shares are held of record by Insurance Marketing Solutions LLC, a Florida limited liability company, whose sole member is C. Leo Smith, the Company’s sole officer and director. Accordingly, Mr. Smith, through his ownership of IMS, controls these shares. These shares are convertible immediately into shares of the Company’s common stock. The percent of class column gives effect to the future conversion of Series A Preferred Stock into common stock

(2)
The number of shares reflects shares held based on the records of the Company’s transfer agent and includes 4,168,000 held by Eagle Rock Institutional Partners LP, 2,416,000 shares by Eagle Rock Master Fund LP, and 616,000 shares by Mr. Nader Tavakoli. The number of shares also includes warrants, which can be exercised at any time at a price of $1.05 per share until their expiration date of August 6, 2012, as set forth in the Company’s warrant register for the following amounts: 684,000 warrants held by EagleRock Institutional Partners LP; 408,000 warrants held by EagleRock Master Fund, LP, and EagleRock Capital Partners Offshore Fund, Ltd.; and 108,000 warrants held by Mr. Tavakoli. EagleRock Capital Management, LLC, as the investment manager of EagleRock Master Fund and EagleRock Institutional Partners, has the sole power to vote and dispose of the shares and warrants held by these entities. In addition to the shares and warrants that Mr. Tavakoli holds directly, as the manager of EagleRock Capital Management, Mr. Tavakoli may direct the voting and disposition of the shares and warrants held by EagleRock Institutional Partners and EagleRock Master Fund. The address of each of Mr. Tavakoli and EagleRock Capital Management is 24 West 40th Street, 10th Floor, New York, NY 10018.

(3)
The number of shares includes 5,498,315 shares as set forth in records of the Company’s transfer agent and 1,500,000 warrants, which can be exercised at any time at a price of $1.05 per share until their expiration date of August 6, 2012, as set forth in the Company’s warrant register. Dmitry Balyasny in his capacity as partner to Balyasny Asset Management LP, the investment manager to Atlas Master Fund, Ltd., exercises voting and investment control over the securities owned by Atlas Master Fund, Ltd. The address is 181 West Madison, Suite 3600, Chicago IL 60602.

(4)
The number of shares includes 3,900,000 shares as set forth in records of the Company’s transfer agent and 1,950,000 warrants, which can be exercised at any time at a price of $1.05 per share until their expiration date of August 6, 2012, as set forth in the Company’s warrant register. MSD Capital, L.P. is the general partner of SOF Investments, L.P. and therefore may be deemed to be the indirect beneficial owner of the shares and warrants owned by SOF Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. The address for these entities is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(5)
The number of shares shown are as set forth in a schedule 13G filed by Knight Equity Markets LP on February 11, 2010. The address set forth in the schedule 13G is 545 Washington Blvd. 3rd Floor, Jersey City, NJ 07310.

(6)	The number of shares is based upon the records of the Company’s stock transfer agent. The address is 25 Beacon Street Haworth, NJ 07641.

(7)	The address is c/o International Fight League, 980 N. Federal Highway, Suite 314 Boca Raton, FL 33432.

(8)
Consists entirely of shares of common stock issuable upon conversion of 40,000 shares of Series A Preferred Stock. The certificate for these shares contains a legend prohibiting the conversion of the shares of Series A Preferred Stock into shares of common stock until 61 days after the Company has sufficient authorized shares of common stock available for issuance upon conversion of all outstanding shares of Series A Preferred Stock. The percent of class column does not give effect to the future conversion of Series A Preferred Stock into common stock. The address is care of Eugene Kennedy Esq., 964 S.E. 9th Avenue, Pompano Beach, FL 33060.

AMENDMENT TO COMPANY’S CERTIFICATE OF INCORPORATION

The Company is authorized to issue 151,000,000 shares of capital stock consisting of: (i) 150,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of which 79,058,509 shares of Common Stock and 730,941 shares of Preferred Stock are currently issued and outstanding.

REVERSE SPLIT

The holder of more than a majority of our outstanding shares of Preferred Stock on May 29, 2010, approved by written consent a reverse split of our Common Stock of one (1) post-reverse split share for each four hundred (400) pre-reverse split shares (the “Reverse Split”), as a result of which the number of our outstanding shares of Common Stock will decrease from 79,058,509 shares to approximately 197,646 shares. (The exact number may vary slightly on account of fractional shares rounding up.)

DECREASE OF AUTHORIZED SHARES

The holder of more than a majority of the outstanding shares of Preferred Stock on May29 2010, approved by written consent a decrease of our shares of authorized capital stock to 80,000,000 shares, of which 75,000,000 shares would be classified as shares of Common Stock, par value $.01 per share, and 5,000,000 shares would be classified as shares of blank check Preferred Stock, par value $.01 per share.

The holder of more than the majority of the outstanding shares of our Preferred Stock believes that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Split and Decrease of Authorized Shares in order to better position the Company for a possible reverse merger acquisition or other form of business combination and to better position the Company’s Common Stock for future trading, should a business combination transaction be entered into and completed. The future issuance of additional shares of Common Stock or Preferred Stock in connection with such a transaction or otherwise on other than a pro rata basis to existing shareholders will dilute the ownership of the current shareholders, as well as their proportionate voting rights.

NAME CHANGE

On November 1, 2008, the Company sold all of its assets to HD Net, LLC. Pursuant to the terms of the asset sale, the Company retained the rights to the use of the name “International Fight League, Inc.” for two (2) years, until October 31, 2010. In consideration of the foregoing, and also to better reflect the current status of the Company as a “shell company”, the holder of more than the majority of the outstanding shares of Preferred Stock on May 29, 2010 approved a change of the name of the Company to “IFLI Acquisition Corp.” (the “Name Change”).

THE COMPANY HAS NO REVERSE MERGER ACQUISTION OR OTHER FORM OF BUSINESS COMBINATION PENDING. THERE CAN BE NO ASSURANCE THAT A SUITABLE BUSINESS OPPORTUNITY WILL BE IDENTIFIED OR EFFECTED AFTER COMPLETION OF THE REVERSE SPLIT, THE DECREASE IN AUTHORIZED SHARES AND THE NAME CHANGE.

Attached as Exhibit A and incorporated herein by reference is the text of the Amendment to the Certificate of Incorporation (the “Amended Certificate”) as approved by the holder of more than a majority of the outstanding shares of Preferred Stock on May 29, 2010. The Reverse Split, the Decrease in Authorized Shares, and the Name Change will be effectuated by filing the Amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur approximately twenty (20) days after the mailing of this Information Statement. The Reverse Stock Split, the Decrease in Authorized Shares, and the Name Change will become effective upon such filing.

EFFECTS OF AMENDMENTS

The following table summarizes the principle effects of the: (i) Reverse Split; and (ii) Decrease in the Authorized Shares:

	Pre-Reverse	Post-Reverse*
Common Shares

Issued and Outstanding	79,058,509	197,646
Authorized	150,000,000	75,000,000

Preferred Shares

Issued and Outstanding	730,941	730,941
Authorized	1,000,000	5,000,000

*Assumes a Reverse Split of Four Hundred (400) pre-reverse shares for One (1) post-reverse share.

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE REVERSE SPLIT AND THE DECREASE IN
AUTHORIZED SHARES

Implementation of the Reverse Split and the Decrease in Authorized Shares will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

In addition, the Delaware General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of fifteen percent (15%) or more of that corporation’s voting power (defined as an “Interested Stockholder”) for three (3) years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder). These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed amendments to our Certificate of Incorporation is not in response to any effort of which we are aware to accumulate the shares of our Common Stock or Preferred Stock or obtain control of the Company. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board does not intend to use the consolidation as a part of or a first step in a “going private” transaction pursuant to Rule 13e-3under the Securities Exchange Act of 1934, as amended. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use authorized shares for any acquisition, merger, or consolidation.

EXCHANGE OF STOCK CERTIFICATES

Upon filing of the Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, each outstanding certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of Common Stock. Accordingly, shareholders may, but need not, surrender and exchange their certificates representing shares of existing Common Stock. SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT UNTIL REQUESTED TO DO SO.

NO FRACTIONAL SHARES; NO REDUCTION TO ZERO

No fractional shares will be issued as a result of the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of post-Reverse Split Common Stock to shareholders who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock following the Reverse Split, any fractional shares which result from the reverse split will be rounded up to the nearest whole share. Any shareholder who holds less than the selected exchange ratio will be entitled to receive one (1) share.

ABSENCE OF DISSENTERS’ RIGHTS

No dissenters’ or appraisal rights are available to our stockholders under the Delaware General Corporation Law in connection with the proposed amendment to our Certificate of Incorporation to effect the Reverse Split, the Decrease in Authorized Shares and the Name Change.

COSTS AND MAILING

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask all brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock and the Preferred Stock held of record by such persons and will reimburse such forwarding persons for out-of-pocket expenses incurred in forwarding such material.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “house-holding” proxy statements and annual reports. This means that beneficial holders of the Common Stock or the Preferred Stock who share the same address or household may not receive separate copies of this Information Statement. The Company will promptly deliver an additional copy of this Information Statement and the accompanying materials to a beneficial holder at a shared address upon written or oral request. A beneficial holder who wishes to receive a separate copy, or holders sharing an address who are currently receiving multiple copies and wish to receive a single copy of this or future proxy materials should submit a written request to the Company.

By Order of the Board of Directors:

International Fight League, Inc.

June __, 2010	By:	/s/ C. Leo Smith
C. Leo Smith, Chief Executive Officer